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                                                                  Exhibit 99.1

For Immediate Release:  January 3, 2003
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
January 3, 2003
Mebane, North Carolina

               MADISON RIVER COMMUNICATIONS EXPECTS FULL TROOP
              DEPLOYMENT FROM FORT STEWART TO HAVE A FINANCIAL
         IMPACT ON OPERATIONS OF COASTAL UTILITIES IN HINESVILLE, GA


Mebane, North Carolina - January 3, 2003 - On Tuesday, December 31, 2002, military officials announced that the 3rd Infantry Division stationed at Fort Stewart in Hinesville, Georgia has received orders to prepare for a full deployment in the near future. Coastal Utilities, Inc., a rural local exchange carrier owned by Madison River Communications, provides services to customers in Hinesville that includes approximately 46,100 voice access and DSL connections. The effect of the deployment on Fort Stewart, the local community, small businesses and off-base housing will impact Coastal Utilities' operations. As disclosed previously, recent deployments of the 2nd Brigade from Fort Stewart have already led to a decrease in the number of connections served by Coastal Utilities. The last time a troop deployment of this scale occurred was in 1990 in connection with the Gulf War.

The full extent of the impact on Madison River Communications' operations is difficult to predict and will vary depending on, among other factors, the duration of the troop deployment. However, had the troops been fully deployed for the first three quarters of 2002, Madison River Communications estimates that the impact on its Adjusted EBITDA (1), as reported, would have been a reduction of approximately $1.5 million, its net loss would have been greater by approximately $0.9 million and its capital expenditures would have been lower by approximately $0.4 million.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer of the Company, commented, "Our hearts go out to all of those affected by this deployment, especially the men and women defending our country whose lives will be in danger. Our hope is that they are able to return safely in short order to their families and friends."

Madison River Communications also announced that J. Stephen Vanderwoude and Paul
H. Sunu will make a presentation at the JPMorgan High Yield Annual Conference being held in New Orleans, Louisiana on January 27th and 28th, 2003.


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Madison River Communications is an established rural local exchange carrier providing communications services to business and residential customers in the Gulf Coast, Mid-Atlantic and Midwest regions of the United States. Its integrated service offerings include local and long distance voice, high speed data, Internet access and fiber transport. At September 30, 2002, the Company served approximately 224,900 voice and DSL connections.



(1)  Non-GAAP Information

The Company believes that Adjusted EBITDA is an additional meaningful measure of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization, restructuring charges and non-cash long-term incentive plan expenses. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States.

Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.